Exhibit 99.1

NEWS	For Further Information

FOREST OIL CORPORATION	Contact: Patrick J. Redmond
707 17th Street, Suite 3600	Director - Investor Relations
Denver, Colorado 80202	303.812.1441

FOREST OIL TO ACQUIRE
THE HOUSTON EXPLORATION COMPANY FOR $1.5 BILLION

•                  Consideration will be 23.6 million Forest shares and $740 million cash

•                  Forest will add an estimated 655 Bcfe of proved reserves and estimated production of 205 MMcfe/d

•                  Adds significant South Texas, East Texas, and Arkoma Basin assets

•                  Forest intends to divest Alaska entity to reduce pro forma debt

•                  Forest worked with Houston Ex’s largest shareholder, JANA Partners LLC, with the result that JANA agreed to vote for the transaction and to support Forest Oil management

•                  Conference call on Monday, January 8, 2007 at 9:00 AM Eastern Time

DENVER, COLORADO – January 7, 2007 – Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced it has entered into a definitive agreement to acquire 100% of the outstanding stock of The Houston Exploration Company (NYSE: THX) (Houston Ex) in a stock and cash transaction totaling approximately $1.5 billion plus the assumption of net debt estimated to be $100 million at December 31, 2006.

Forest Oil worked with JANA Partners LLC (JANA), the holder of 14.7% of the outstanding shares of Houston Ex, with the result that JANA has agreed today to vote in favor of the transaction. JANA has also agreed not to propose any extraordinary transactions with Forest or to seek to influence the management or control of Forest for a year following the close of the transaction.

The transaction positions Forest as one of the top independent onshore North American exploration and production companies. The acquisition will also create a highly concentrated and complementary set of oil and natural gas assets focused in all regions of Texas. On a pro forma basis at December 31, 2005, the Company would have estimated proved reserves of approximately 2.0 trillion cubic feet of natural gas equivalents (Tcfe) of which approximately 69% would be classified as proved developed and approximately 70% would be natural gas.

H. Craig Clark, Forest’s President and Chief Executive Officer, stated, “We are undertaking this significant  acquisition to further strengthen our onshore North American asset base and to add drilling inventory for our proven acquire and exploit strategy. This strategy has provided us with superior risk weighted returns over the last several years. This acquisition will add in excess of 3,200 drillsites to our existing inventory.  Furthermore, these assets are located in tight gas sand basins in which we have extensive experience and have recently benefited from new technological applications like horizontal drilling and fracture stimulation.  We believe that our stated organic growth goals can be achieved in the foreseeable future within our existing free-cash flow model. In order to reduce our leverage and to further narrow our geographic focus, we will seek to sell our Alaskan entity in 2007.”

William G. Hargett, Chairman, President and Chief Executive Officer of Houston Ex, said, “Over the past year, we have made significant progress in improving Houston Exploration’s operations and creating a more focused asset portfolio. Our agreement with Forest builds on this solid foundation and represents a successful conclusion to the strategic review that our Board and management team began last year to enhance shareholder value and develop an even stronger future for our company. The transaction with Forest not only provides immediate value to Houston Exploration’s shareholders, but also affords them the opportunity to participate in the upside potential created by our combination. I am confident that together with Forest, we will have the financial and operational strength needed to continue capturing the opportunities in our industry.”

Barry Rosenstein, JANA’s Managing Partner, stated, “Given the current environment, we believe this is a good deal and we have confidence that Forest Oil is the right company to maximize the value of these assets.  Forest Oil has a strong track record of keeping F&D costs and operating expenses low, and its disciplined management team has maintained some of the most favorable cost controls in the industry during the inflationary period of the last several years.  In addition, we believe there are significant synergies, particularly given Forest Oil’s demonstrated expertise in analogous acquisitions and the direct overlapping acreage positions in the combined portfolio.”

TRANSACTION DETAILS

Under the terms of the agreement, Houston Ex shareholders will receive total consideration equal to 0.84 shares of Forest common stock and $26.25 in cash for each share of Houston Ex common stock outstanding, or an estimated 23.6 million shares of Forest common stock and cash of $740 million.  This represents $52.47 per share of consideration to be received by the Houston Ex shareholders based on the closing price of Forest shares on January 5, 2007. The exact amount of the total cash and stock consideration to be received by each Houston Ex shareholder will be determined by elections and an equalization formula.  It is anticipated that the transaction will be tax free to Houston Ex and the stock portion of consideration will be received tax free by its shareholders. The cash component of the acquisition is expected to be financed with a new $1.4 billion revolving credit facility which has been underwritten by JPMorgan Chase Bank, N.A.

The boards of directors of Forest and Houston Ex have each unanimously approved the transaction. The transaction is subject to regulatory approvals and other customary conditions, as well as both Forest and Houston Ex shareholder approval.

Forest management and its board of directors will continue in their current positions with Forest, and it is anticipated that Forest will create a new business unit to be located in Houston.

Credit Suisse Securities (USA) LLC acted as the financial advisor and Vinson & Elkins LLP acted as the legal advisor to Forest for this transaction.

ACQUISITION RATIONALE AND PRO FORMA INFORMATION

Acquisition Rationale

Forest believes this merger will result in an outstanding investment for both companies’ shareholders going forward for the following key reasons:

•                  Creates a leading independent onshore producer with, on a pro forma basis,  the following estimated attributes:

•                  2.0 Tcfe of estimated proved reserves

•                  6,000 + identified drilling opportunities

•                  520 MMcfe/d of production

•                  Combined position in the South Texas and Greater Carthage Areas (East Texas) represents two premier operated core tight gas assets with significant exposure to recent horizontal drilling opportunities.

•                  Strong production base and acreage position in the Arkoma Basin that is near the emerging Fayetteville Shale play.

•                  Increases Forest’s exposure to the Rockies with a significant acreage position and approximately 1,900 identified drilling locations in the Denver - Julesburg Niobrara.

•                  Immediate accretion to Forest shareholders on a cash flow, production and reserves per share basis.

•                  Rationalization and prioritization of project inventory and capital of combined entity is anticipated to result in estimated organic production growth of 7% - 8% within Forest’s free cash flow model.

•                  Operational and corporate synergies including the utilization of Forest’s Lantern drilling rigs are anticipated to result in an estimated decrease of 10% - 15% in cash costs per unit, and improved finding and development costs.

•                  Significantly increased presence in major basins in Texas should result in additional opportunities in the acquisition market.

Pro Forma Information

Pro forma statistics for Forest include:

	Houston
	Forest		Ex		Total
Proved Reserves (Bcfe)	1,340	(a)	655	(b)	1,995
Proved Developed Reserves (Bcfe)	946	(a)	429	(b)	1,375
Proved Developed Reserve %	71	(a)	65	(b)	69
Production (MMcfe/d)(b)	313		204		517
Net Acreage (M) (12/31/05)	5,623		709		6,332
R/P Ratio (Years)	11.7		8.8		10.6
Fully Diluted Shares O/S (M)	63,484	(b)	23,638	(c)	87,122

(a)          Includes estimated proved reserves at December 31, 2005 pro forma for estimated proved reserves distributed in the Mariner Energy, Inc. transaction, estimated proved reserves acquired in the Cotton Valley transaction and independently prepared proved reserve estimates for Forest Alaska Operating LLC.

(b)         Composite statistics are for the quarter ended September 30, 2006.

(c)          Outstanding shares multiplied by 0.84 per share exchange ratio.

PRO FORMA BUSINESS PLAN

Forest intends to decrease overall capital expenditures in the combined company and to reallocate the capital expenditures being spent on the Houston Ex assets.  Under Forest’s pro forma business plan, 2007 capital expenditures for the combined company would be approximately $900 million and 2007 estimated production would be 540 MMcfe/d.

However, as the acquisition is not anticipated to occur until the second quarter of 2007, Forest is unable to issue formal guidance for the combined company at this time.  Upon closing of the acquisition, Forest intends to issue guidance for the remaining period in fiscal year 2007.

TELECONFERENCE CALL

Forest’s management will hold a teleconference call on January 8, 2007 at 9:00 am ET to discuss the items described in this press release.  If you would like to participate please call 1.800.399.6298 (for U.S./Canada) and 1.706.634.0924 (for International) and request the Forest Oil teleconference (ID # 5889781).

A replay will be available from Monday, January 8 through January 15, 2007.  You may access the replay by dialing toll free 1.800.642.1687 (for U.S./Canada) and 1.706.645.9291 (for International), and request the Forest Oil teleconference replay, conference ID # 5889781.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in Texas, Louisiana, Oklahoma, Utah, Wyoming and Alaska, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit our website at www.forestoil.com.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements.  The forward-looking statements provided in this press release are based on the current belief of management of Forest, as applicable, based on currently available information, as to the outcome and timing of future events.  Forest cautions that their respective future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas.  These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest’s 2005 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.  Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks.  Any of these factors could cause actual results and plans of Forest to differ materially from those in the forward-looking statements.

Forest and Houston Ex will file materials relating to the proposed transaction with the SEC, including one or more registration statement(s) that contain a joint proxy statement / prospectus. Investors and security holders of Forest and Houston Ex are urged to read the definitive joint proxy statement / prospectus (if and when they become available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Forest, Houston Ex and the acquisition. A definitive joint proxy statement / prospectus will be sent to security holders of Forest and Houston Ex seeking their approval of the acquisition.  Investors and security holders may obtain these documents free of charge at the SEC’s website at www.sec.gov.

In addition, the documents filed with the SEC by Forest may be obtained free of charge from Forest’s website at www.forestoil.com or by calling Forest’s investor relations department at 303.812.1400. The documents filed with the SEC by Houston Ex may be obtained free of charge from Houston Ex’s website at www.houstonexploration.com or by calling Houston Ex’s investor relations department at 713.830.6800. Investors and security holders are urged to read the joint proxy statement / prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed acquisition.

Forest, Houston Ex and their respective directors, and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the participants in the solicitation will be set forth in the joint proxy statement / prospectus when it becomes available.

January 7, 2007

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